SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 11, 2013

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 11, 2013, Consumer Portfolio Services, Inc. ("CPS," with its consolidated subsidiaries, the "Company") and its subsidiary Folio Funding Four LLC entered into agreements with Waterfall Asset Management and others that collectively constitute a $20 million five-year residual financing facility (the “Residual Financing”).

Under the Residual Financing, and subject to its terms and conditions, the Company has issued $20 million of floating rate variable funding notes.  The notes are secured by the Company’s residual interests in two previously securitized pools of automobile receivables, and bear interest at a rate equal to one-month LIBOR plus 11.75%, but in no event more than 14.00%.  The notes are initially interest-only, and then require principal payments depending on the valuation of the underlying residual interests and the availability of cash flows from those interests. The notes are subject to acceleration upon the occurrence of certain defined events of default.

The Company used a portion of the proceeds from sale of the notes to prepay $15 million of its existing senior secured debt to Levine Leichtman Capital Partners IV, L.P. (“LLCP”).  The Company also agreed with LLCP to reduce the interest rate on its remaining outstanding indebtedness to LLCP from 16% per annum to 13%, and to extend the maturity of such indebtedness from December 31, 2013 to June 30, 2014.

LLCP has provided debt and equity financing to the Company at various times since 2008.  The terms of transactions between the Company and LLCP are described on pages 22-23 of the Company’s proxy statement for its annual meeting of shareholders to be held April 18, 2013, which proxy statement has been filed with the United States Securities and Exchange Commission, and which description is incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to item 1.01 is incorporated herein by reference.

ITEM 9.01                        FINANCIAL STATEMENTS AND EXHIBITS.

One exhibit is filed with this report:

20.1           News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: April 12, 2013	By:	/s/ ROBERT E. RIEDL
Robert E. Riedl Senior Vice President and Chief Investment Officer Signing on behalf of the registrant